EXHIBIT 5

Writer’s Direct Dial: +1 212 225 2650
E-Mail: cbrod@cgsh.com

May 26, 2022
American Express Company
200 Vesey Street
New York, New York 10285
Ladies and Gentlemen:
We have acted as special counsel to American Express Company, a New York corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-253057) of $750,000,000 aggregate principal amount of 4.989% Fixed-to-Floating Rate Subordinated Notes due May 26, 2033 (the “Securities”). Such registration statement, as amended as of its most recent effective date (May 18, 2022), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), is herein called the “Registration Statement,” and the related prospectus, dated February 12, 2021, as supplemented by the prospectus supplement thereto, dated May 18, 2022, is herein called the “Prospectus.” The Securities were issued under a subordinated indenture, dated as of August 1, 2007 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the second supplemental indenture thereto, dated as of May 26, 2022, between the Company and the Trustee (the “Supplemental Indenture” and the Base Indenture as so supplemented, the “Indenture”).
In arriving at the opinions expressed below, we have reviewed the following documents:
(a)an executed copy of the terms agreement, dated May 18, 2022, between the Company and the several underwriters named in Schedule I thereto, and the American Express Company – Debt Securities – Underwriting Agreement Basic Provisions incorporated by reference therein;

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

American Express Company, p. 2
(b)the Registration Statement;
(c)the Prospectus;
(d)an executed copy of each of the Base Indenture and the Supplemental Indenture; and
(e)a copy of the Securities in global form as executed by the Company and authenticated by the Trustee.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.
Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.
The foregoing opinion is limited to the law of the State of New York.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 26, 2022 and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

American Express Company, p. 3

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Craig B. Brod
Craig B. Brod, a Partner